As filed with the Securities and Exchange Commission on May 17, 2024
Registration No. 333-276351

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 5
to
FORM F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NOVENTIQ HOLDING COMPANY
(Exact name of registrant as specified in its charter)

Cayman Islands (State or other jurisdiction of incorporation or organization)	7371 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification No.)
26-28 Hammersmith Grove
London W6 7HA
United Kingdom
+44 (20) 4577 1222
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

C T Corporation System
28 Liberty Street
New York, NY 10005
(212) 894-8940
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Jeffrey J. Pellegrino Adam C. Wells Allen Overy Shearman Sterling US LLP 1221 Avenue of the Americas New York, NY 10020 (212) 610-6300	John F.F. Watkins Reitler Kailas & Rosenblatt LLP 885 Third Avenue, 20th Floor New York, NY 10022 (212) 209-3050

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and after all conditions under the Business Combination Agreement to consummate the proposed Business Combination are satisfied or waived.
If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If applicable, please place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission (the “Commission”), acting pursuant to said Section 8(a), may determine.

†
The term ‘new or revised financial accounting standard’ refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

EXPLANATORY NOTE
This Amendment No. 5 to the Registration Statement on Form F-4 (File No. 333-276351) (this “Amendment No. 5”) is being filed solely to amend Item 21 of Part II thereof and to file certain exhibits to the Registration Statement. This Amendment No. 5 does not modify any provision of the proxy statement/prospectus contained in Part I. Accordingly, the proxy statement/prospectus has been omitted.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers.
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provides for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We have entered into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in our amended and restated memorandum and articles of association. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.
Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of public shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.
We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 21.   Exhibits and Financial Statement Schedules.
(a)   Exhibits
EXHIBIT INDEX
Exhibit No.	Description
2.1#	Amended & Restated Business Combination Agreement, dated December 29, 2023, by and among Corner Growth Acquisition Corp., Noventiq Holdings Company, Noventiq Holdings Plc, Noventiq Merger 1 Limited and Corner Growth SPAC Merger Sub, Inc. (included as Annex A to the proxy statement/prospectus)
2.2#	Form of Contingent Share Rights Agreement (included as Annex G to the proxy statement/prospectus)
2.3#
Amendment No. 1 to Amended and Restated Business Combination Agreement, dated May 13, 2024, by and between Corner Growth Acquisition Corp. and Noventiq Holdings Plc (Included as Annex I to the proxy statement/prospectus)

3.1#	Memorandum and Articles of Association of Noventiq Holding Company
3.2#	Form of Amended & Restated Memorandum and Articles of Association of Noventiq Holding Company (included as Annex E to the proxy statement/prospectus)
4.1#	Specimen Ordinary Share Certificate

Exhibit No.	Description
4.2#	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to Corner Growth Acquisition Corp.’s Registration Statement on Form S-1, filed with the SEC on November 30, 2020)
4.3#	Warrant Agreement dated December 16, 2020 between Continental Stock Transfer & Trust Company and Corner Growth Acquisition Corp. (incorporated by reference to Exhibit 4.1 to Corner Growth Acquisition Corp.’s Current Report on Form 8-K, filed with the SEC on December 21, 2020).
4.4#
Form of Assignment, Assumption and Amendment Agreement to Warrant Agreement by and among Corner Growth Acquisition Corp., Noventiq Holding Company, Continental Stock Transfer & Trust Company, Computer Share Trust Company, N.A. and Computer Share Inc.

5.1	Opinion of Maples and Calder
8.1#	Opinion of Allen Overy Shearman Sterling US LLP regarding tax matters
10.1#	Form of Registration Rights Agreement by and among Noventiq Holding Company and the holders party thereto (included as Annex H to the proxy statement/prospectus)
10.2#	Amended & Restated Sponsor Agreement, dated as of December 29, 2023, by and among Corner Growth Acquisition Corp. and certain other parties thereto (included as Annex B to the proxy statement/prospectus)
10.3#	Amended & Restated Voting and Support Agreement, dated as of December 29, 2023, by and among Noventiq Holdings Plc and the shareholders party thereto (included as Annex C to the proxy statement/prospectus)
10.4#	Form of Noventiq Holding Company 2024 Omnibus Incentive Plan (included as Annex F to the proxy statement/prospectus)
23.1#	Consent of UHY LLP, independent registered public accounting firm for Noventiq Holdings PLC
23.2#	Consent of Marcum LLP, independent registered public accounting firm for Corner Growth Acquisition Corp.
23.3	Consent of Maples and Calder (included as part of Exhibit 5.1)
23.4#	Consent of Allen Overy Shearman Sterling US LLP (included as part of Exhibit 8.1)
99.1#	Form of Proxy Card
107#	Calculation of Filing Fee Tables

*
To be filed by amendment.

#
Previously Filed

(b)   Financial Statement Schedules
The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.
Item 22.   Undertakings
The undersigned registrant hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.
To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

(5)
That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, will be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)
That, for the purpose of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7)
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriter, in addition to the information called for by the other items of the applicable form.

(8)
That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, United Kingdom, on the 17th day of May, 2024.
Noventiq Holding Company
By:
/s/ Hervé Tessler

Hervé Tessler
Director
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated.
Pursuant to the requirements of the Securities Exchange Act of 1944, as amended, this Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.
Name	Position	Date
/s/ Hervé Tessler Hervé Tessler	Director (Principal Executive, Financial and Accounting Officer)	May 17, 2024